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ACXIOM CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:
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Filed by Acxiom Corporation

Pursuant to Rule 14a-12 under the

Securities Exchange Act of 1934

Subject Company: Acxiom Corporation

Commission File No.: 000-13163

This filing consists of (i) a Company press release, dated May 16, 2007, announcing that the Company agreed to be acquired by Silver Lake and ValueAct Capital, (ii) an email from Charles Morgan, the Company Leader, to the Company’s employees regarding the proposed acquisition, (iii) a Q&A for the Company’s employees regarding the proposed acquisition and (iv) a copy of the transcript of the Company’s earnings call for the fiscal year ended March 31, 2007, during which the proposed acquisition was discussed.

For more information, contact:

Katharine Raymond or Suellen Vann

Acxiom Corporation

(501) 252-3545 or (501) 252-0263

EACXM

For Silver Lake:

Matt Benson/Elizabeth Hanahan

Sard Verbinnen & Co

415-618-8750

For ValueAct Capital:

George Hamel

(415) 362-3700

Acxiom Agrees to Be Acquired

by Silver Lake and ValueAct Capital for $3.0 Billion

LITTLE ROCK, Ark. – May 16, 2007 – Acxiom® Corporation (Nasdaq: ACXM; www.acxiom.com) announced today that it has entered into a definitive agreement to be acquired by Silver Lake, the leading investment firm focused on large-scale investments in technology-driven growth industries, and ValueAct Capital, one of the largest investment firms that makes strategic block and control investments in public and private companies. Silver Lake and ValueAct Capital will acquire 100 percent of the outstanding equity interests in the company in an all-cash transaction valued at $3.0 billion, including the assumption of approximately $756 million of debt.

Under the terms of the agreement, Acxiom stockholders will receive $27.10 in cash for each outstanding share of stock. This represents a premium of approximately 14 percent over the closing share price on May 16, 2007, the last trading day before disclosure of the agreement with Silver Lake and ValueAct Capital with respect to the acquisition of the company and a premium of approximately 20 percent per share over Acxiom’s average closing price per share during the 30 trading days ended May 16, 2007.

A special committee of the board made up of four independent directors was responsible for managing the process and retained independent legal and financial advisors to assist it in connection with its deliberations. Based on the unanimous recommendation of the special committee, the board of directors approved the merger agreement and recommended to Acxiom’s stockholders that they vote in favor of the transaction.

The merger agreement provides that Acxiom may solicit and entertain proposals from other companies during the next 60 days. In accordance with the agreement, the board of directors of Acxiom, through the special committee and with the assistance of its independent advisors, intends to actively solicit other proposals during this period. The transaction is expected to close in the next three to four months and is subject to approval by the company's stockholders, regulatory approvals and other customary closing conditions. Silver Lake and ValueAct Capital have received customary debt financing commitments from third-party financing sources.

“We are pleased to reach this agreement because it gives us an opportunity to deliver excellent value to Acxiom’s shareholders,” said Charles D. Morgan, Acxiom’s chairman and chief executive officer. “We believe this deal will benefit our clients, our associates and our industry.”

Morgan said that “ValueAct Capital has consistently contributed valuable strategic insights to our business over the past four years, and Jeffrey Ubben, ValueAct Capital’s managing partner, has provided further leadership since August 2006 as a member of our Board of Directors. Silver Lake is the premier investment firm in the technology sector, and their deep domain expertise makes them an outstanding partner for Acxiom.”

“Clearly, we at ValueAct Capital have been an investor in Acxiom for several years because we are attracted by the foundation that Charles and his team have put in place, and we continue to believe in the company,” Ubben said.

“We see Acxiom as the clear leader in technology-enabled marketing solutions,” said Michael Bingle, a managing director of Silver Lake. “We believe that through continued investments in its technology, people and customer relationships, Acxiom will build on its history of innovation and industry leadership.”

Stephens Inc. and Merrill Lynch & Co. are acting as financial advisors to the special committee of the Acxiom Board of Directors and each have a delivered a fairness opinion. Other parties interested in making a proposal are directed to contact the special committee's financial advisors, Michael Costa of Merrill Lynch and Noel Strauss of Stephens. UBS Securities LLC is acting as financial advisor and providing financing to Silver Lake and ValueAct Capital in connection with the transaction.

Acxiom will hold a conference call at 6:45 p.m. CDT today to discuss the agreement. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through www.acxiom.com. To listen to the live call, please go to the website at least five minutes prior to the start of the call to register, download and install any necessary audio software. For those who are not available to listen to the live broadcast, a replay will be available shortly after the call.

About Acxiom

Acxiom Corporation (Nasdaq: ACXM; www.acxiom.com) integrates data, services and technology to create and deliver customer and information management solutions for many of the largest, most respected companies in the world. The core components of Acxiom's innovative solutions are Customer Data Integration (CDI) technology, data products, database services, IT outsourcing, consulting and analytics, and privacy leadership. Founded in 1969, Acxiom is headquartered in Little Rock, Arkansas, with locations throughout the United States and Europe, and in Australia, China and Canada. For more information, visit www.acxiom.com.

About Silver Lake

Silver Lake is the leading investment firm focused on large scale investments in technology, technology-enabled, and related growth industries. Silver Lake seeks to achieve superior returns by investing with the strategic insight of an experienced industry participant, the operating skill of a world-class manager and the financial expertise of a disciplined private equity investor. Silver Lake's mission is to function as a value-added partner to the management teams of the world's leading technology franchises. Its portfolio includes or has included technology industry leaders such as Ameritrade, Avago, Business Objects, Flextronics, Gartner, Instinet, IPC Systems, MCI, NASDAQ, Network General, NXP, Sabre Holdings, Seagate Technology, Serena Software, SunGard Data Systems, Thomson and UGS. For more information, please visit www.silverlake.com.

About ValueAct Capital ®

ValueAct Capital, with offices in San Francisco and Boston and more than $5 billion in investments, seeks to make active strategic-block value investments in a limited number of companies. The principals have demonstrated expertise in sourcing investments in companies they believe to be undervalued, and then working with management and/or the company’s board to implement strategies that generate superior returns on invested capital.

Additional Information and Where to Find It

In connection with the proposed transaction, Acxiom will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF ACXIOM ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Acxiom Corporation, 1 Information Way, Little Rock, 72202 (501-342-3545). In addition, documents filed with the SEC by Acxiom are available free of charge at the SEC's web site at www.sec.gov.

Acxiom and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Acxiom’s stockholders in connection with the transaction, which may be different than those of Acxiom stockholders generally. Information regarding the interests of such directors and executive officers is included in Acxiom’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Acxiom’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC's web site at

http://www.sec.gov and from Investor Relations, Acxiom Corporation, 1 Information Way, Little Rock, 72202 (501-342-3545).

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements based on the current expectations of Acxiom’s management. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against Acxiom and others following announcement of the merger agreement; (3) the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (4) the failure to obtain the necessary debt financing arrangements as set forth in commitment letters received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger; (7) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (8) the impact of the substantial indebtedness incurred to finance the consummation of the merger. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Acxiom’s ability to control or predict. Acxiom undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

For internal use and distribution only

MORGAN’S MINUTES

Hello, everyone. I have some very important news to share with you today. We’ve just publicly announced that Acxiom has entered into an agreement to be acquired by Silver Lake Partners and ValueAct Capital Partners. The practical effect of having ValueAct and Silver Lake acquire Acxiom is that after the closing of the deal we will change from being a publicly traded company to a private company.

Silver Lake and ValueAct offered $27.10 for all Acxiom shares. Acxiom’s board of directors believes the merger is fair and in the best interests of the Company and its shareholders. Upon the unanimous recommendation of a special committee of the board of directors, the board has accepted the offer, which represents a significant cash premium for shareholders as Acxiom stock hasn’t closed as high as $27.10 since February 28, 2001 – more than six years ago.

I know this is surprising news, and I’m sure you have lots of questions. Let me address one of the obvious ones immediately: It is business as usual at Acxiom. We will continue to be Acxiom Corporation, headquartered in Little Rock, selling the same products, services and solutions we do today. Both Silver Lake and Value Act have decided to invest billions of dollars in Acxiom because they believe in our company, our people and our future.

Rather than trying to address other key questions in a long narrative, we’ve posted a frequently asked questions document on the Acxiom web: http://isweb/xinfo/. Also included there is a copy of the Silver Lake/ValueAct release and the earnings release we issued today that details our fourth-quarter and full fiscal 2007 financial results.

You’ll see that we delivered $.20 in diluted earnings per share for the fourth quarter, which equaled what the financial community expected from us. And that’s great news! In the release we also announced the hiring of Chris Wolf as our new chief financial officer. Chris will join Acxiom in the next few weeks and will transition into his new role in the coming months.

Thanks, everyone. Please go to the Acxiom web and read the FAQ and our news releases. If you have other questions or comments you’d like to share, please e-mail me: charles@acxiom.com. I will issue additional editions of Morgan’s Minutes to address common questions or concerns.

In closing, let me tell you that this is an extremely exciting day at Acxiom! For all of us, this marks the beginning of the next phase of our company’s success. I personally am excited about the future and look forward to doing all I can to lead Acxiom to even greater heights!

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WHAT IS HAPPENING

What is the agreement?

We announced that we entered into an agreement through which Acxiom will be acquired by two private equity firms – ValueAct Capital Partners and Silver Lake Partners in a transaction valued at $2.9 billion.

In the coming weeks, the company will file a preliminary proxy statement with the Securities and Exchange Commission. We encourage you to read the proxy statement once it is made public. When the SEC’s review of the proxy statement is complete, our stockholders will be asked to vote their approval of the transaction. The transaction is subject to stockholder and regulatory approvals, securing of debt financing under customary terms and the satisfaction of customary closing conditions.

The practical effect of this transaction is that Acxiom will change from being a publicly traded company to a private company. We do not contemplate major changes to either our organizational or leadership structure, and we will remain committed to meeting and surpassing the expectations of our clients. While Acxiom is changing its ownership, we will remain committed to delivering unparalleled value to our clients and helping them be more successful.

What is a private equity firm?

It is a group of investors who raise capital and invest it in companies in which they see significant potential.

What percentage of the company would each private equity firm own?

Following the completion of the transaction, ValueAct Capital and Silver Lake Capital Partners will each own approximately 50 percent stake in Acxiom.

What does it mean to “go private”?

When a company “goes private,” its stock is no longer publicly traded on the open market. It is owned by a small group of private investors, often private equity firms, rather than public stockholders.

What are the benefits of going private?

Going private can provide value for a company’s stockholders who receive cash in return for the stock that they hold. Private companies are able to take a longer-term view and have greater flexibility to manage their business.

What is the difference in being a private company instead of a public company?

Private companies do not have stock that is publicly traded on the open market.

What are closing conditions?

Closing conditions are provisions in a merger agreement that must be satisfied before a transaction can legally be completed. Common conditions include regulatory or antitrust approvals and stockholder approvals, among others.

WHO ARE THE ACQUIRERS?

Who is Silver Lake Partners?

Silver Lake Partners is the leading private equity firm focused exclusively on large-scale investing in technology and related growth industries. With offices in New York, London and Menlo Park, California, Silver Lake seeks to achieve superior returns by investing with the strategic insight of an experienced industry participant, the operating skill of a world-class manager, and the financial expertise of a disciplined private equity investor. Specifically, Silver Lake’s mission is to function as a value-added partner to the management teams of the world’s leading technology franchises. Its portfolio includes ownership stakes in industry leaders such as Ameritrade, Business Objects, Flextronics, Gartner, Nasdaq, Network General, Seagate Technology, SunGard Data Systems, Thomson and UGS.

Who is ValueAct Capital?

ValueAct Capital seeks to make strategic investments in a limited number of companies. The principals have demonstrated expertise in investing in companies they believe to be undervalued, and then working with management and/or the company’s board to implement strategies that generate superior returns on invested capital. With offices in San Francisco and Boston, ValueAct Capital concentrates primarily on acquiring significant ownership stakes in publicly traded companies, and a select number of control investments, through both open-market purchases and negotiated transactions.

WHY THIS IS HAPPENING

Why is this good for Acxiom shareholders?

Under the terms of the agreement, Acxiom’s stockholders will receive $27.10 per share in cash in exchange for their stock. The $27.10 per share offer is more than 14 percent higher than the May 15 closing price of $23.76. The last day Acxiom stock closed as high as $27.10 was February 28, 2001 – more than six years ago.

Why is the board willing to accept this offer after turning down previous offers?

1.	Because the price is higher than ValueAct’s $23 and $25 offers in 2005.
2.

Because of the powerful combination of Silver Lake and ValueAct. Silver Lake has vast experience in the technology arena and has invested in a number of software and other technology businesses. ValueAct has great financial expertise and a history of making positive impacts on the companies in which it invests.

3.	Because since Jeff Ubben, ValueAct’s managing partner, joined the Acxiom board last year, he has added significant value as a director and has been a major contributor to our business.

Why are two companies uniting to acquire Acxiom?

It is common for private equity firms to partner on deals such as this, particularly when they have complementary strengths as Silver Lake and ValueAct do.

Why is this good for Acxiom clients?

As a private company, Acxiom will be positioned to focus on long-term growth as opposed to short-term success. This will provide the flexibility to invest in developing new technologies and improving our capabilities in all lines of business. This will allow us to focus on delivering more value to clients – the ultimate factor leading to business success.

WHAT THIS MEANS FOR ASSOCIATES

Why is this good for Acxiom associates?

For many of the same reasons it will be good for Acxiom clients. It will allow investments to better position Acxiom for long-term growth, and growth creates opportunities for associates.

What will happen to shares of stock associates own?

In the U.S., any stock associates own – whether outright, in our employee stock purchase plan or in our 401k plan in the U.S. – will be purchased for $27.10 a share. That money will be distributed to associates, except in the case of the 401k, because significant penalties are assessed for withdrawing money from a 401k before retirement. Associates can reinvest that money in funds that are part of the 401k plan. Outside the U.S., the conversion of these shares will be based on the relevant laws and stock plan documents. We will be issuing a separate communication to affected parties as soon as details are determined.

What will happen to associates’ stock options with an exercise price that is below $27.10?

In the U.S., these options will be purchased for $27.10 a share, minus the exercise price and applicable taxes. Outside the U.S., the conversion of these options will be based on the relevant laws and option plan documents. We will be issuing a separate communication to affected parties as soon as details are determined.

What will happen to associates’ stock options with an exercise price at or above $27.10?

As is typical in a change-of-ownership transaction, those options will be canceled as they have no value.

What is the timetable for converting stock and options to cash?

That remains unclear at this time. When the transaction with Silver Lake and ValueAct is completed, we will then know the details about timetable for payments and will communicate it immediately.

Is it possible for associates to keep some of our stock in Acxiom?

No, upon completion of the transaction all shares of Acxiom stock will be cashed out.

WHAT’S NEXT

What are the next steps?

During the next 60 days, other companies can submit bids for the board’s consideration.

Why will the board consider other offers?

The board has a responsibility to look out for our shareholders’ best interests. Federal regulations prohibit it from simply accepting a single bidder’s offer without giving other companies a chance to submit proposals.

Will Charles Morgan still lead the company, and will there be senior leadership changes?

When private equity firms invest in a company, they are investing in its products, services and its people – particularly the senior leadership team. This is a change in ownership, not in leadership. Therefore, we expect Charles and other senior leaders to continue in their roles.

Should we expect major changes in our business offerings and business strategy?

While it is hard to predict future changes, Silver Lake and ValueAct have offered to purchase Acxiom because they like what they see in our business. We expect to continue to provide the same products, services and solutions we do today.

Will the company continue to be known as Acxiom?

Yes, there is significant brand equity in Acxiom’s name and reputation, so there is no reason to expect any change there.

Will the company continue to be headquartered in Arkansas?

Yes.

Is this offer the first step in looking to sell off parts of our business?

We have no reason to expect either new owner will want to change our mix of products, services and solutions.

Will our fiscal 2008 financial targets change?

Silver Lake and ValueAct understand and support our plans to make strategic investments in our company. We would expect them to review all of our business plans in light of this transaction.

How “hands on” will the Silver Lake and ValueAct executives be? What will be the interaction between the companies?

We expect the companies’ principals to actively participate in the business planning process but not in a day-to-day operational capacity. Also, we expect they will regularly review key financial metrics and participate in decisions related to potential acquisitions.

Additional Information and Where to Find It

In connection with the proposed transaction, Acxiom will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF ACXIOM ARE URGED TO READ

THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Acxiom Corporation, 1 Information Way, Little Rock, AR 72202 (501-342-3545).In addition, documents filed with the SEC by Acxiom are available free of charge at the SEC’s web site at www.sec.gov.

Acxiom and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Acxiom’s stockholders in connection with the transaction, which may be different than those of Acxiom stockholders generally. Information regarding the interests of such directors and executive officers is included in Acxiom’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Acxiom’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Investor Relations, Acxiom Corporation, 1 Information Way, Little Rock, AR 72202 (501-342-3545).

FINAL TRANSCRIPT

THOMSON STREET EVENTS

Conference Call Transcript

ACXM - Q4 2007 Acxiom Earnings Conference Call

EVENT DATE/TIME: MAY. 16. 2007 / 6:45PM CT

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

MAY. 16. 2007 / 6:45PM CT, ACXM - Q4 2007 ACXIOM EARNINGS CONFERENCE CALL

CORPORATE PARTICIPANTS

Rodger Kline

Acxiom - CFO, Admin. Leader

Charles Morgan

Acxiom - Chairman, CEO

Chris Wolf

Acxiom - CFO

Jerry Jones

Acxiom - Chief Legal Counsel

CONFERENCE CALL PARTICIPANTS

Fred Searby

JPMorgan - Analyst

Todd Van Fleet

First Analysis - Analyst

Troy Mastin

William Blair - Analyst

Mark Bacurin

Robert W. Baird - Analyst

Robert Kirkpatrick

Cardinal Capital - Analyst

Craig Rosenbloom

Millbrook Capital - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the Acxiom fiscal year 2007 year-end earnings conference call. Today's call is being recorded. For opening remarks, I would like to turn the call over to Chief Administrative Leader, CFO, Mr. Rodger Kline. Please go ahead, sir.

Rodger Kline - Acxiom - CFO, Admin. Leader

Thank you, and good afternoon. We apologize for the delay in the call today, but I'm sure if you have read the two earnings -- or the two press releases that we sent out a few minutes ago, you understand the reason for the delay. With me today are Charles Morgan, our Chairman and CEO; and Jerry Jones, our Chief Legal Counsel as well as several other leaders in our financial organization. The important news today is the transaction that we announced immediately after issuing the earnings release. Charles will talk about that in a few minutes, but first I will briefly discuss the financial results.

Before we begin our formal remarks, I would like to remind everyone that various comments we may make about future expectations, guidance, targets, estimates, plans, and prospects for the Company constitute forward-looking statements within the meaning of securities laws and are based on current information and expectations. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the year-end press release and the Acxiom filings on Form 10-K, Form 10-Q, and Form 8-K, which are on file with the SEC. A copy of our press release and the attached financial schedules, including any reconciliations of non-GAAP financial measures are now posted to the Investor Relations' portion of our website at Acxiom.com.

Now let's move to our financial results. We updated our guidance for the fiscal year in the third quarter earnings release and conference call in January. That guidance was that we expected $0.92 to $0.97 in earnings per share for the fiscal year, excluding any unusual charges in the fourth

Thomson StreetEvents	2

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

MAY. 16. 2007 / 6:45PM CT, ACXM - Q4 2007 ACXIOM EARNINGS CONFERENCE CALL

quarter. We also discussed our intent to close our Spanish operation and that we expected up to $10 million in unusual charges, primarily associated with the action and signing. Today we announced full-year financial results, excluding unusual charges of $9.7 million and an unusual tax rate, the earnings for the fiscal year were $0.95 per share, which is above the midpoint of that range. Obviously, this is a non-GAAP financial measure. This met our expectations and consensus analyst estimates for the fiscal year and the quarter of $0.95 and $0.20 respectively.

For fiscal year 2007, revenue was $1.4 billion, up 4.7% from $1.33 billion a year ago. Looking at our current segments, total services revenue was up 4.8% while data revenue was up 4.4%. U.S. revenue of $1.2 billion was up 4.2% and international revenue of $199 million was up 7.5%. Income from operations of $159 million was up 21% compared to fiscal 2006. Non-GAAP income from operations, which excludes the impact of unusual items was $168 million for the year. Diluted earnings per share were $0.84, up 18% from $0.71 a year ago. As mentioned earlier, excluding the impact of the unusual items, earnings per share were $0.95 for the year.

Operating cash flow was $260 million and free cash flow to equity was $55 million for the year. I should also note that during the fourth quarter we used available cash to pay down and reduce our $600 million term loan by $50 million. The unusual items mentioned earlier include $9.7 million in pretax charges consisting of $6.6 million related to closing down Spain, $2.5 million in U.S. severance, and $600,000 in the non-cash write-off of deferred costs associated with the $50 million paydown on the term loan. The unusual tax items are primarily due to the nondeductibility of the majority of the Spain losses and an R&D tax credit reserve, the sum of which netted to approximately $3.8 million in unusual tax adjustments.

I'll refer you to page 23 of the press release financials for a reconciliation of these non-GAAP financial measures to our GAAP earnings. The impact of these unusual items was that they reduced the GAAP EPS for the fiscal year and the fourth quarter by $0.12.

I'll also refer you to page 24 of the press release schedules, which is a table that assumes our normally-expected tax rate of 37% for GAAP earnings and unusual charges. The earnings on operations would be $0.95 for the year and $0.20 for the quarter assuming the 37% nominal tax rate. This is just another way to look at our financials, excluding the impact of unusual charges and tax adjustments.

We also completed three acquisitions in the fiscal year. First Equitec, a consulting and analytics business supporting the retail industry based in Cleveland, Ohio. Second, Harbinger Technology Group, based in Mclean, Virginia, which provides consulting technology and training programs, primarily for the government sector. And third, Kefta, a leading company for realtime, dynamic, personalization solutions for the Internet, placed in San Francisco. That completes the brief financial review. Of course, the big news today is the other announcement. So I will now turn the call over to Charles to discuss the big news.

Charles Morgan - Acxiom - Chairman, CEO

Thanks, Rodger. Thank you very much. Well, certainly, we have big news. I'm going to try to keep my comments fairly short so we'll have some time for Q&A. I'm sure many of you have been trying to read the releases and understand what's going on. But before I get started with that, I do want to take a minute to welcome Chris Wolf to the Acxiom team. It was mentioned in the release. Chris is going to join Acxiom in the next few weeks and transition into the CFO role here. Chris has been actually out working on another project and he's got a transaction I think he's trying to close tomorrow, so he's been working 24 hours a day like some of the Acxiom team. I did ask Chris to take a minute off. I don't know if he's been able -- we keep changing the time of this call. I would ask him to say hello. Chris, were you able to get on?

Chris Wolf - Acxiom - CFO

Yes, I am, Charles. Hello, there.

Charles Morgan - Acxiom - Chairman, CEO

Hello, hey. Thanks a lot, Chris, and by the way, welcome aboard. Just make a couple of comments.

Chris Wolf - Acxiom - CFO

Great. Thank you. I just wanted to say, I don't have much to say other than I'm really excited about the opportunity. I think this is a great business and I look forward to joining the team and getting started.

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© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

MAY. 16. 2007 / 6:45PM CT, ACXM - Q4 2007 ACXIOM EARNINGS CONFERENCE CALL

Charles Morgan - Acxiom - Chairman, CEO

Listen, we're ready for you, Chris, I'll tell you for sure. I suspect we'll have plenty for you to do when you get here, so welcome aboard. In addition to Chris, it is a big day at Acxiom and we're certainly pleased about this agreement with Silver Lake and ValueAct and what it means for Acxiom and the Acxiom shareholders. Certainly, I think it is also very positive for our clients and our associates. It delivers great value to our shareholders. Our stock has not closed as high as $27.10 in more than six years.

Becoming a private company is going to provide the flexibility to focus on long-term growth and not so much on short-term success. It's going to allow us to make the investments and capitalize on the opportunities that we believe are in front of us. This is all going to be good news for our clients and our associates because it helps assure a bright future for them and a competitive position for Acxiom.

Obviously, I'm sure some of you're wondering why now? I've been talking to Mike Bingle, the Managing Director of Silver Lake and Jeff Ubben, Managing Director of ValueAct, and they agree with our Board and our Directors that this was the right time for Acxiom to reach this agreement. As we have continued to transform our business to create value in the public markets, it's been certainly difficult, particularly as we need to make investments to capitalize on our opportunities in a dynamic and changing marketplace. We're making major investments regarding our digital business. That's clearly one of the areas that in the future direct marketing is taking. Clients are all very engaged in that. Therefore, at Acxiom we've got to follow our clients and make investments so that we have the superior digital offerings that will create value in the market place.

We're also, at the same time, transforming our outsourcing business to a new model, less capital intensive, but at the same time it will reduce our margin contribution. We continue to work on growing Europe, increasing at the same time in the U.S. and in Europe increasing our risk management offerings.

These are important and necessary investments, but the public markets don't like investing that much. You might have seen the Board's approved a $1.02 business plan for fiscal 2008 but that did not include several investments that we felt like were important for us to make. The question is, can -- this is a question that the Acxiom Board and Acxiom leadership have been pondering, can we really deliver superior shareholder value over the next several years as a public company? Silver Lake and ValueAct think we have a better medium-term future as a product company. They are willing to pay more than I think the public markets would reward shareholders today and we at Acxiom agree.

I'm sure many of you are intrigued by ValueAct's role in this deal. We certainly have had our battles with them in years past. At one time we did have mistrust and misunderstanding, but that environment has now been dramatically transformed. We now have an atmosphere with a lot of mutual understanding and I might add trust. From the early stage when we started working with ValueAct, and that's now been about four years ago, we knew that Jeff Ubben and his partners at ValueAct had great ideas and we took them up on a number of those ideas. Since he joined our Board in 2006, Jeff and his team have work hard to understand our business even better and they have been totally committed to delivering significant value to Acxiom. Jeff as a Board member and ValueAct as an investor. He has been helpful to us, that is Jeff Ubben, in developing our go-forward plans and he and ValueAct certainly today clearly understand our opportunities and challenges much more deeply than most.

Silver Lake, on the other hand, has been following Acxiom's story for a quite a while, from a distance, and it was interesting today, Mike Bingle told me that he's really very pleased about Silver Lake's opportunity to invest in Acxiom. He reiterated to me again today that they are long-term players, they understand to build great companies, investors have to take a long-term view. And they've been looking for the right opportunities to invest in Acxiom. They have to be willing to do the things to position the Company for long-term success.

So clearly, we're looking forward to this next phase in Acxiom's history. I am personally excited about the future as an Acxiom senior leadership team, all of us are. We look forward to doing all that we can to lead Acxiom to even greater heights. With Silver Lake and ValueAct Capital as our partners, we'll be better positioned to do just that. Rodger?

Rodger Kline - Acxiom - CFO, Admin. Leader

Thank you, Charles. That completes our prepared remarks, and we'll -- excuse me, it doesn't complete our prepared remarks.

Charles Morgan - Acxiom - Chairman, CEO

Almost does, we're all prepared here.

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FINAL TRANSCRIPT

MAY. 16. 2007 / 6:45PM CT, ACXM - Q4 2007 ACXIOM EARNINGS CONFERENCE CALL

Rodger Kline - Acxiom - CFO, Admin. Leader

We have one more speaker that I mentioned when I opened the call, Jerry Jones, our Chief Legal Counsel, he is going to discuss some of the finer points of the transaction.

Charles Morgan - Acxiom - Chairman, CEO

Mr. Jones, he's had three hours of sleep, may not make all his words come out right.

Jerry Jones - Acxiom - Chief Legal Counsel

I really don't have anything prepared. As Charles and Rodger and our press release have explained, Acxiom Corporation's Board of Directors late this afternoon convened and unanimously approved a going private transaction between Acxiom Corporation and Silver Lake Partners and ValueAct Capital, where ValueAct and Silver Lake have agreed to acquire 100% of the issues and outstanding common shares that were not previously owned of ValueAct or Silver Lake of Acxiom for $27.10 and all cash mergered transactions. ValueAct and Silver Lake have agreed to fund 100% of the equity financing. We do have -- or they do have a financing commitment from UBS with terms and conditions that are customary for transactions at this time.

In terms of the approvals and conditions, of course this going private transaction will require a shareholder vote of the Acxiom shareholders and the shareholders will need to approve it by a vote of two-thirds of the outstanding shares for it to move forward, as well as the requirement of customary regulatory approvals, HartScottRodino and perhaps some European filings as well. No material adverse change in the business. We have a tight MAE clause. There is also a ValueAct voting agreement where ValueAct has agreed vet its shares in favor of this transaction as well as in the event that as a result of a 60-day go-shop period, there is a superior offer ValueAct has pledged to support that superior offer.

During the 60-day go-shop period, Acxiom and our advisers, Stephens, Inc. and Merrill Lynch may have listed offers from other potential financial or strategic buyers. If the Board receives an acquisition offer that it deems to be superior within this time period, ValueAct and Silver Lake have the right to be notified prior to the termination of the merger agreement. We have an obligation of good faith negotiations with them and certain information rights. In the event that this agreement with ValueAct and Silver Lake is terminated during the 60-day go-shop period, a termination fee of 1% of the equity value of the transaction would become due. After the go-shop period closes, in other words at the end of 60 days, Acxiom and our advisers may no longer solicit offers, but we may respond to unsolicited offers. We do have requirements to notify ValueAct and Silver Lake upon receipt of unsolicited offers and in the event that the transaction between ValueAct, Acxiom, and Silver Lake is terminated during the no-shop period, a termination fee of 3% of the equity value of the transaction would be owing. The agreement was signed today, May 16, 2007. We expect that this transaction will be closed sometime hopefully early in our third fiscal quarter of this year.

Rodger Kline - Acxiom - CFO, Admin. Leader

Thanks, Jerry. Well, that does complete our prepared remarks.

Charles Morgan - Acxiom - Chairman, CEO

Excellent.

Rodger Kline - Acxiom - CFO, Admin. Leader

We didn't have time to rehearse this this time. So we will now open the floor for questions.

QUESTION AND ANSWER

Operator

Thank you. (OPERATOR INSTRUCTIONS) We'll go first to Fred Searby with JPMorgan.

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FINAL TRANSCRIPT

MAY. 16. 2007 / 6:45PM CT, ACXM - Q4 2007 ACXIOM EARNINGS CONFERENCE CALL

Fred Searby - JPMorgan - Analyst

Hey, everybody. How you doing?

Charles Morgan - Acxiom - Chairman, CEO

Good, how are you?

Fred Searby - JPMorgan - Analyst

Good. Charles, we're happy and sad about this transaction, but happy for you guys and sad to lose you in the public market at some point.

Charles Morgan - Acxiom - Chairman, CEO

We might come back, you never know.

Fred Searby - JPMorgan - Analyst

And a big shout-out to Chris Wolf, I've known him for a long time, a good man. A question for you guys. At the time of the original ValueAct offer when the time that you guys had a tussle and they made that original offer, you had a number of letters from private equity guys. How much have you really gone out and explored with those players, kind of reinitiated talks? Coming in, I'm in an airport so I haven't read the whole thing, but it sounds like you've opened it up potentially with some breakup fees to other people, but how much in terms of have you been investigating the amount of money in private equity already? Have you explored this for a while, or is this thing that--?

Charles Morgan - Acxiom - Chairman, CEO

We've had two other private equity firms in here that we worked with extensively and we were unsuccessful at achieving what we considered a deal structure that is the management and the Board that we consider appropriate. We never actually got a firm offer from them, but their deal structure and value range was below what we considered appropriate and so this is the second team -- not second -- second group that we've negotiated with and it was the view of the Board and the management that it was much better to go ahead and get a deal done rather than just trying to talk to everybody and have an endless process. Obviously we have a 60-day go shop that gives others the opportunities that want to come in. The 1% fee is certainly not going to stop anybody that has a big appetite, obviously.

Fred Searby - JPMorgan - Analyst

Okay. All right, well, I'll circle back with you guys. Best of luck and I'll talk to you later. But I'll open it to other people that have questions.

Charles Morgan - Acxiom - Chairman, CEO

Thank you.

Operator

(OPERATOR INSTRUCTIONS) We'll go next to Todd Van Fleet with First Analysis.

Todd Van Fleet - First Analysis - Analyst

Good evening, guys. Sorry, I don't know if I missed it, but what is the breakup here for Silver Lake and ValueAct?

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FINAL TRANSCRIPT

MAY. 16. 2007 / 6:45PM CT, ACXM - Q4 2007 ACXIOM EARNINGS CONFERENCE CALL

Rodger Kline - Acxiom - CFO, Admin. Leader

If during the 60-day go-shop period, it is 1% of the equity value. After the go-shop, between go-shop and the closing, it would be 3% of the equity value of the transaction.

Todd Van Fleet - First Analysis - Analyst

Okay, great. Charles, if I could get one last one in for you. You talked about the investments that the Company needs to make over the course of the next year. Just to give us some perspective on where the market is taking Acxiom, where are those investments going to fall, primarily, and what is it that Acxiom hopes to achieve in making those investments? Thanks.

Charles Morgan - Acxiom - Chairman, CEO

Some of the most active areas that we're looking at are, and I mentioned in my comments in the digital area, we just made one recently we talked about Kefta. We are currently looking at another one in the digital space. We have two and three other what we consider good opportunities for businesses that will grow our digital offering and so digital is one key area. We're also looking at growing our services business in Europe and the possibility of doing some additional acquisitions to give us more critical mass for our services business in Europe to more balance on a shorter term basis our large data presence over there.

We're also looking in the risk area. We've got a very fast-growing business there and we continue to see great opportunity in that space. Some of the internal things that we're continuing to work on is our business information grid that everyone's been hearing about. That continues to move along very well at this juncture, but it's going to take investments in people and a very closely to our business information groups, our consulting business. We're adding consulting expertise at a rapid rate at Acxiom today. We are confident that it is another one of our key strategies to create value through consulting. Those are just some of the primary areas of investment. I may have missed one, but those are the primary ones.

Todd Van Fleet - First Analysis - Analyst

Thanks.

Operator

We'll go next to Troy Mastin with William Blair.

Troy Mastin - William Blair - Analyst

Yes. My first question may have been answered, but I want to clarify. In negotiating this deal to sell the Company, was there a process involved that involved any other financial or strategic buyers?

Rodger Kline - Acxiom - CFO, Admin. Leader

Yes.

Troy Mastin - William Blair - Analyst

Okay. Then during this go-shop period, will the Board be considering anything in addition to just simply the price that would be offered? I guess this relates primarily to some sort of an offer a strategic buyer might come through with. Will you accept only cash -- I'm sure you would consider cash and equity if it's at a premium, but really I'm trying to get into the head of the Board to understand how they're going to look at the benefits of a strategic buyer in considering an offer if it is a similar price, but a combination maybe of equity and cash, if that all makes sense.

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FINAL TRANSCRIPT

MAY. 16. 2007 / 6:45PM CT, ACXM - Q4 2007 ACXIOM EARNINGS CONFERENCE CALL

Jerry Jones - Acxiom - Chief Legal Counsel

Troy, this is Jerry Jones. Right now with the Board having made a decision to sell the Company, it's pretty clear what it's obligation is, it's to obtain the maximum reasonably obtainable price for the shares. Cash is cash and anything else has to be weighed. Of course, there are various different ways of looking at a combination of cash and equity. You can't prejudge anything in that respect. You have to evaluate it at the time that it is offered.

Troy Mastin - William Blair - Analyst

(Inaudible - audio difficulties) equity value appears to be around $2.2 billion; is that correct?

Charles Morgan - Acxiom - Chairman, CEO

Yes.

Troy Mastin - William Blair - Analyst

Thank you.

Charles Morgan - Acxiom - Chairman, CEO

You're welcome.

Operator

We'll go next to Mark Bacurin with Robert W. Baird.

Mark Bacurin - Robert W. Baird - Analyst

Yes, good evening. Just a question. The press release related to the fourth quarter obviously looks like a lot of this restructuring stuff had been put in the works before the ValueAct deal and the way all this came together, it seems like this ValueAct thing was fairly short notice. Just wondered if you could comment on what the catalysts were for the divisional realignment, some of the things that you already put in place before this deal and how much ValueAct had input on that. And then secondarily, seen or read a lot of stuff about Charles, you leaving Little Rock or leaving the state or something about Texas and just curious if you could comment on whether or not there is some sort of larger move of the headquarters or something also going to be undertaken as part of this transaction?

Charles Morgan - Acxiom - Chairman, CEO

Well, a lot of questions. I'm not sure I can remember them all. I'll answer part of them. The headquarters is going to stay in Little Rock, there's no intention to move the headquarters out of the state of Arkansas.

On the question of the strategic -- how much was ValueAct involved? The business has been looking at, since even the days of the proxy battle, what is the strategy to maximize shareholder value. One thing that's been what I will call a millstone around our neck has been the capital requirements of the outsourcing business. We had actually very good profits in that business, but at the same time it was absorbing a lot of capital and we didn't feel that -- and we looked at it extensively that it was a practical thing to sell that business. We did evaluate that. We looked at a lot of different alternatives and as we were looking at alternatives for the outsourcing business, we were also looking at how we optimize our business as a whole. So that's a process that's really been going on for about a year.

We came to the conclusion around January that our optimum strategy was to create a three-division structure and to change the business model for the outsourcing business to what we call capital light so that we focus on operational efficiency and let our clients supply most of the capital

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FINAL TRANSCRIPT

MAY. 16. 2007 / 6:45PM CT, ACXM - Q4 2007 ACXIOM EARNINGS CONFERENCE CALL

for that business. We have actually been operating under that model for a while now. We can say that we have successfully executed several contracts under that new model. The customers like it, it is, we think, going to turn it into a growing business. But in doing so, we had to take some of our largest contracts and restructure them and some of those large contracts were more profitable contracts.

Under the new capital light strategy, some of our large clients where we were supplying the capital for their hardware, they are now supplying the capital and we're excepting a lower margin on those businesses. So certainly if you look back at the days of the proxy battle, ValueAct was all over us about the outsourcing business, but we were -- we also have been examining options, so the solution that we've come to has been fully endorsed by the entire Board, including ValueAct. So we came to the conclusion that that strategy was optimum before we entertained seriously the private equity proposal that you see before you today, or the contract. I don't know if I answered all your questions, two or three others in there.

Mark Bacurin - Robert W. Baird - Analyst

No, that's helpful. Thank you.

Operator

(OPERATOR INSTRUCTIONS) We'll go next to Robert Kirkpatrick with Cardinal Capital.

Robert Kirkpatrick - Cardinal Capital - Analyst

Good evening and congratulations. I guess this was worth waiting several hours for. Any idea on when we can expect the proxy and/or any of the agreements to be filed?

Rodger Kline - Acxiom - CFO, Admin. Leader

They're going to be filed as soon as we can, but I'm not going to give you a specific date. But they will be forthcoming.

Charles Morgan - Acxiom - Chairman, CEO

They're already working on it, obviously. The legal team is working on them. I know that because I heard that discussion the other day.

Robert Kirkpatrick - Cardinal Capital - Analyst

Okay.

Rodger Kline - Acxiom - CFO, Admin. Leader

I believe we have time for one more question. We've got a press conference coming up in a few minutes.

Operator

Final question is from [Craig Rosenbloom] with [Millbrook] Capital.

Craig Rosenbloom - Millbrook Capital - Analyst

I wanted to clarify how this was initiated. You mentioned you spoke to other private equity firms. Did you seek them out, or were you approached?

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FINAL TRANSCRIPT

MAY. 16. 2007 / 6:45PM CT, ACXM - Q4 2007 ACXIOM EARNINGS CONFERENCE CALL

Charles Morgan - Acxiom - Chairman, CEO

Actually, we were approached.

Craig Rosenbloom - Millbrook Capital - Analyst

And this was by someone other than ValueAct and Silver Lake?

Charles Morgan - Acxiom - Chairman, CEO

Correct.

Craig Rosenbloom - Millbrook Capital - Analyst

Who were the Directors on the special committee?

Charles Morgan - Acxiom - Chairman, CEO

Bill Dillard, Mike Durham was the Chair, Mary Goode was on the committee, and Halsey Wise.

Craig Rosenbloom - Millbrook Capital - Analyst

Okay. You mentioned that ValueAct has a voting agreement in place. Do you as well, Charles?

Charles Morgan - Acxiom - Chairman, CEO

No.

Craig Rosenbloom - Millbrook Capital - Analyst

Will you be -- Charles, will you be continuing on as CEO and are you rolling your shares in the deal?

Charles Morgan - Acxiom - Chairman, CEO

Well, I don't know. We have not -- I want to explain that obviously I am hopelessly conflicted here. So I've been very much out of the negotiation and the special committee and Mike Durham and that special committee, Bill Dillard has not been running Dillard Department Stores, don't let anybody think he has, he's been doing this deal. Don't tell his shareholders that. But they've been working literally day and night for a long time now on this thing. But the special committee would not let us have any conversations about our participation in this deal with ValueAct or Silver Lake. As a result of that, we've had none.

I want to. It will be my desire to. I've had no discussions with them about my continued employment. I want to continue to run the business. I plan to. They've given me no indication I will not be. As a matter of fact, I've got indication they want me to, but we've been unable to have any of those discussions whatsoever up until this time. I'm really naked on this issue right now, because we've been very careful to follow the instructions of the special committee.

Craig Rosenbloom - Millbrook Capital - Analyst

My last question is I just wanted to confirm that I heard you say it's going to require a two-thirds shareholder vote?

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FINAL TRANSCRIPT

MAY. 16. 2007 / 6:45PM CT, ACXM - Q4 2007 ACXIOM EARNINGS CONFERENCE CALL

Charles Morgan - Acxiom - Chairman, CEO

Correct.

Rodger Kline - Acxiom - CFO, Admin. Leader

Thank you very much. With that, we will close the conference call. Thank you for your interest in Acxiom.

Operator

Ladies and gentlemen, this does conclude today's teleconference. We appreciate your participation. You may disconnect your phone lines at this time.

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